Exhibit 99.1

GREENHUNTER RESOURCES REPORTS

SECOND QUARTER 2014 FINANCIAL AND OPERATING RESULTS

GRAPEVINE, TEXAS, August 4, 2014—GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC), a diversified water resource, waste management, environmental services, and hydrocarbon marketing company specializing in the unconventional oil and natural gas shale resource plays in the Appalachian Basin, announced today financial and operating results for the Company’s quarterly report Form 10-Q for the three months ended June 30, 2014.

Highlights from the Company’s financial and operating results include the following:

●	Total Revenues increased 18% to $6.9 million from continuing operations for the three months ended June 30, 2014 as compared to the similar period in 2013 of $5.8 million.

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Total Disposal Volumes from continuing operations increased 80% in the three months ended June 30, 2014 to 975 thousand barrels (BBL) injected compared to 543 thousand BBL injected in the similar period in 2013 where it is continuing to strengthen its dominant position as an owner and operator of commercial salt water disposal (SWD) wells in the Marcellus and Utica Shale plays in the Appalachia region.

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Total Operating Salt Water Disposal Permitted Injection Capacity as of June 30, 2014 exceeded 15,500 barrels per day (BBL/D) of operating permitted disposal capacity, along with operating a fleet of 36 trucks capable of transporting brine and condensate that continues to run near 100% capacity.

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The Company has recently completed the necessary permit application processes to build the permanent barge trans-loading and bulk storage facilities for oilfield brine and condensate in the Appalachia region and is awaiting final Army Corps of Engineer Approval.

OPERATIONAL RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2014

Our net loss per share for both continuing operations and discontinued operations, basic and diluted, was ($.06) compared to ($.05) for the second quarters of 2014 and 2013, respectively. Our loss from continuing operations was $3.3 million for the second quarter 2014 compared to income of $1.2 million for second quarter 2013. Our net loss per share from continuing operations was ($.13) per share compared to $.00 per share, basic and diluted, for the second quarters of 2014 and 2013, respectively. Our income from discontinued operations was $2.4 million (earnings of $.07 per common share, basic and diluted) for the second quarter 2014, compared to loss from discontinued operations of $1.7 million (loss of ($.05) per share, basic and diluted) for the second quarter 2013. Operating revenues from continuing operations were $6.9 million during second quarter 2014 compared to $5.8 million for first quarter 2013, an increase of 18%.

OPERATIONAL RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2014

Our net loss per share for both continuing operations and discontinued operations, basic and diluted, was ($.14) compared to ($.30) for the six months ending June 30, 2014 and 2013, respectively. Our loss from continuing operations was $4.6 million for the six months ending June 30, 2014 compared to a loss of $500 thousand for the same period in 2013. Our net loss per share from continuing operations was ($.21) per share and ($.08) per share, basic and diluted, for the six months ending June 30, 2014 and 2013 respectively. Our income from discontinued operations was $2.3 million (earnings of $.07 per common share, basic and diluted) compared to a loss from discontinued operations of $7.5 million (loss of ($.22) per share, basic and diluted) for the six months ending June 30, 2014 and 2013, respectively. Operating revenues from continuing operations were $15.4 million during the six months ended June 30, 2014 compared to $10.5 million for the same period in 2013, an increase of 47%.

ADDITIONAL SECOND QUARTER COMMENTS AND HIGHLIGHTS

●	The Company reported positive EBITDA from consolidated operations of $447 thousand for the second quarter 2014.

●

The Company reduced its working capital deficit by 55% from $9.7 million at December 31, 2013 to $4.4 million at June 30, 2014, a decrease in the deficit of $5.3 million. Additionally, $1.2 million of the remaining deficit is non-recourse to the parent company.

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The Company formed a new Hydrocarbons Division to further complement the Company’s Total Fluids Management Solutions in the Marcellus and Utica Shale plays. New management was hired along with operating personnel. New offices have been leased located in Pittsburgh, Pennsylvania with occupancy anticipated in September 2014. This new business line will focus on the transportation, storage, processing and marketing of hydrocarbons (oil, condensate, and NGLs) leveraging off of our existing asset base and infrastructure, which includes up to six barge terminals and a growing fleet of DOT rated 407 trucks. Operations for this division are expected to commence late in the third quarter of 2014 and should immediately impact revenues and operating income.

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The Company’s previously announced Environmental Solutions Division generated its first revenue late in the second quarter. Revenues for this division are expected to sequentially increase over the remainder of 2014.

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The Company had one time start-up costs related to its new divisions mentioned above as well as expenses of relocating existing equipment from our South Texas divisions, where we have ceased operations, to our Appalachian operations totaling about $110 thousand in the second quarter.

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The relocation of Company owned trucking assets reduced less profitable third party trucking revenue by approximately $100,000 during the second quarter of 2014. The Company expects this amount to grow further as additional new Company owned trucking assets are placed in service.

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One of the Company’s disposal wells was shut-in during the entire third quarter due to downhole issues causing a reduction in available volumes during the quarter. The well is currently scheduled to be recompleted during the third quarter, allowing the well to resume disposal operations.

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The Company announced during the quarter that it had entered into a definitive agreement with a third party to construct three pipelines from in and around the Claysville, Pa., area to an area located around Benwood, W.V. The multiple agreements call for the pipelines to be completed by January 1, 2016. These agreements give the Company exclusive use of the pipelines for 10 years with two additional five year renewal options. The three pipelines will transport oilfield waste water (brine), hydrocarbons (oil, condensate and NGLs) and freshwater, respectively. Maximum capacities of the three pipelines are 100,000 barrels per day for oilfield waste water, 30,000 barrels per day for hydrocarbons, and 140,000 per day for fresh water. The Company will use both it’s existing assets and infrastructure as well as additional assets and infrastructure that will be added to facilitate storage and transport, including barging, of all three products and the disposal of the oilfield waste water. The combination of the relatively low cost transportation of the products both through the pipelines and through the use of the Company’s barging capabilities are expected to give the Company a significant competitive advantage in our operating region.

●	The Company settled multiple lawsuits related to the White Top and Black Water Acquisitions in the second quarter resulting in a net gain to the Company of $1.9 million.

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As of August 1, 2014, the Company became eligible to file a Universal Shelf Registration Statement with the SEC. The Company intends to file this $150 million registration statement in early August 2014. When the registration statement becomes effective, the Company will have available to it a multitude of various financial opportunities that include debt, equity, and equity like instruments.

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In July, the Company announced that it filed with the Internal Revenue Service a request for a ruling that income derived by a newly formed Limited Partnership (“MLP”) from the handling of fluid, storage, treatment and disposal services, and environmental remediation services that constitute a part of the exploration, development, mining, processing, refining and transportation of natural resources will, in fact constitute “Qualified Income” under certain sections of the Internal Revenue code of 1986, as amended.

MANAGEMENT COMMENTS

Commenting on GreenHunter Resources financial and operating results released today, Mr. Kirk J. Trosclair, Executive Vice President and COO, stated, “While our second quarter and year-to-date operating results continue to show improvement on all fronts, what we have planned and have been working on for the remainder of the year and into 2015, should take our business to an entirely new level. Our decision last year to focus all of our efforts in Appalachia is beginning to bear fruit. With a razor sharp focus, new affiliated business lines beginning to generate revenues, expanded disposal and trucking capacity, and an improved financial condition, and a stellar reputation, we are poised for much greater results in the future. Upon approval from the IRS regarding our planned IPO opportunities and our intent to form a MLP, we will then have access to the cheapest form of capital available to fuel our explosive growth.”

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Water disposal revenue	$3,618,936	$2,757,173	$7,302,798	$5,311,353
Transportation revenue	2,821,196	1,919,019	6,255,690	3,533,336
Environmental services revenue	14,172	—	14,172	—
MAG Tank™ revenue	86,142	—	886,142	—
Skim oil revenue	180,669	382,118	520,888	535,450
Storage rental revenue and other	151,197	754,057	371,159	1,158,477
Total revenues	6,872,312	5,812,367	15,350,849	10,538,616
COST OF GOODS AND SERVICES PROVIDED:
Cost of goods and services provided	4,980,333	3,679,691	11,009,968	6,885,294
Depreciation and accretion expense	729,158	713,130	1,493,142	1,430,014
Stock based compensation	2,234,403	483,261	2,603,812	900,184
Selling, general and administrative	2,086,278	1,786,867	4,167,388	3,605,754
Total costs and expenses	10,030,172	6,662,949	19,274,310	12,821,246
OPERATING LOSS	(3,157,860)	(850,582)	(3,923,461)	(2,282,630)

OTHER INCOME (EXPENSE):
Interest and other income	73,769	403	84,049	905
Interest, amortization and other expense	(360,693)	(230,711)	(807,644)	(459,633)
Gain (loss) on sale of assets	(8,970)	2,257,319	(65,198)	2,257,319
Gain (loss) on settlement of payables	133,554	(5,000)	133,554	(5,000)
Total other income/(expense)	(162,340)	2,022,011	(655,239)	1,793,591
Net income (loss) before taxes	(3,320,200)	1,171,429	(4,578,700)	(489,039)

Income tax expense	—	—	—	—
Income (loss) from continuing operations	(3,320,200)	1,171,429	(4,578,700)	(489,039)
Income (loss) from discontinued operations	2,429,233	(1,708,557)	2,299,539	(7,509,196)
Net loss	(890,967)	(537,128)	(2,279,161)	(7,998,235)
Preferred stock dividends	(1,250,000)	(1,136,383)	(2,499,999)	(2,163,030)
Net loss to common stockholders	$(2,140,967)	$(1,673,511)	$(4,779,160)	$(10,161,265)
Weighted average shares outstanding, basic and diluted	35,044,356	33,433,083	34,423,820	33,395,992
Net loss per share from continuing operations, basic & diluted	$(0.13)	$—	$(0.21)	$(0.08)
Net earnings (loss) per share from discontinued operations, basic & diluted	$0.07	$(0.05)	$0.07	$(0.22)
Net loss per share, basic & diluted	$(0.06)	$(0.05)	$(0.14)	$(0.30)

SELECTED BALANCE SHEET DATA (UNAUDITED)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	2,523,315	1,302,857
Total current assets	10,603,293	10,907,674
Net fixed assets	25,499,782	36,992,348
Total assets	38,413,383	48,025,800
Total current liabilities	14,959,206	20,595,245
Total long-term liabilities	7,908,206	9,074,148
Total stockholders’ equity	15,545,971	18,356,407

The reconciliation of adjusted EBITDA from consolidated operations as compared to GreenHunter Resources GAAP loss from consolidated operations for second quarter ended June 30, 2014 is as follows:

	2014	2013
Net Loss	(890,967)	(537,128)
Income Tax	—	—
Interest and Amortization Expense	364,038	227,008
Depreciation Expense	733,637	1,064,174
Non-Cash Stock Compensation Expense	2,234,403	483,261
Other Non-Cash Gains	(1,994,522)	5,000
EBITDA From Consolidated Operations	446,589	1,242,315

About GreenHunter Resources, Inc.

GreenHunter Resources, Inc., through its wholly-owned subsidiaries, GreenHunter Water, LLC, GreenHunter Environmental Solutions, LLC, and GreenHunter Hydrocarbons, LLC, provides Total Water Management Solutions™/Oilfield Fluid Management Solutions™ in the oilfield and its shale plays of the Appalachian Basin. GreenHunter Water continues to expand its services package by increasing down-hole injection capacity with Class II salt water disposal wells and facilities, with the launch of next-generation modular above-ground frac water storage tanks (MAG Tank™), and with advanced water hauling – including a growing fleet of DOT rated 407 trucks, for hauling condensates and water with the presence of condensates. GreenHunter Water has also spearheaded the movement to barge brine water, as barging is a safer and more cost-effective mode of transport than trucking or rail.

GreenHunter Environmental Solutions, LLC offers onsite environmental solutions at the well pad and facilities, with a service package that includes tank and rig cleaning, liquid and solid waste removal/remediation, solidification, and spill response. An understanding that an interconnected suite of services is key to E&P waste stream management shapes GreenHunter Resources’ comprehensive end-to-end approach to services.

GreenHunter Hydrocarbons, LLC offers transportation of hydrocarbons (oil, condensate, and NGLs) and will soon offer storage, processing, and marketing of hydrocarbons (oil, condensate, and NGLs) in the Appalachian region, leveraging off of our existing asset base and infrastructure, which includes up to six different barge terminal locations, presently owned or leased by GreenHunter Resources.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterEnergy.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Melissa Pagen

Assistant Vice President- Investor Relations

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

Mobile: (310) 628-2062

mpagen@greenhunterwater.com